Exhibit 99.1

TIAA-CREF Global Real Estate and Developers Diversified Close on Joint Venture and Acquire 67 Community Retail Center Properties for $3 Billion

NEW YORK, March 1 -- TIAA-CREF, the financial services organization and leading provider of retirement services in the academic, research, medical and cultural fields, and Developers Diversified, the nation's leading owner, manager and developer of market-dominant community centers, announced the closing of their joint venture created to purchase a portfolio of 67 community retail centers for approximately $3.0 billion of total asset value.

"These retail properties are a superb addition to our well diversified portfolio of high quality real estate assets," said Tom Garbutt managing director and head of TIAA-CREF's Global Real Estate unit. "TIAA-CREF's commitment to these properties not only adds to the retail allocation of our portfolio, but it underscores our belief that this is a strong collaboration, with a strong strategic partner."

Given Developers Diversified's size and experience, TIAA-CREF expects to receive added value from Developers Diversified's management through enhanced operating proficiency and strong tenant relationships.

An affiliate of TIAA contributed 85% of the equity in the joint venture, and an affiliate of Developers Diversified contributed 15% of the equity in the joint venture. Leverage did not exceed 60% of the aggregate value of the properties.

The properties in this portfolio are located predominately in Southeastern U.S. markets and are currently anchored by leading discount and specialty retailers.

About TIAA-CREF:

TIAA-CREF is a national financial services organization with more than $406 billion in combined assets under management (12/30/06) and the leading provider of retirement services to individuals and institutions in the academic, research, medical, philanthropic and cultural fields. Learn more About TIAA-CREF.

TIAA-CREF Contact:

Chad Peterson, Director, Corporate Media Relations

cpeterson@tiaa-cref.org

, 212-916-4808 Cell: 917-715-9083

Jennifer Compton, Sr. Media Relations Officer

jcompton@tiaa-cref.org

, 212-913-3486 Cell: 917-597-8896